EX-99.B11-tkconsnt

INDEPENDENT AUDITORS' CONSENT


We consent to the use in Post-Effective Amendment No. 19 to Registration Statement No. 33-11466 of our report dated February 7, 1997 appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectuses, which also are a part of such Registration Statement.



Deloitte & Touche LLP
Kansas City, Missouri
April 1, 1997